UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2026 (Sydney time)

EBR SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-56671	51-1164669
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Oakmead Parkway Sunnyvale, CA 94085
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (408) 720-1906

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

On 4 June 2026 (Sydney time), EBR Systems, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with several underwriters for a fully underwritten A$150.0 million capital raise (the “Placement”) through the sale of CHESS Depository Interests (“CDIs”) in the approximate amount of 394.7 million new CDIs (“New CDIs”), with every ten (10) CDIs representing one share of the Company’s common stock, to institutional investors on the Australian Securities Exchange (“ASX”) through (i) a fully underwritten institutional placement to institutional and sophisticated investors to raise approximately A$64.4 million (the “Institutional Placement”), comprising (a) A$29.4 million institutional placement to institutional and sophisticated investors (“Tranche 1 Placement”); and (b) A$35.0 million conditional placement, placed to existing securityholders, subject to securityholder approval (“Tranche 2 Placement”), and (ii) a fully underwritten 1 for 2 pro rata accelerated non-renounceable entitlement offer to raise approximately A$85.6 million (the “Entitlement Offer”).

On 5 June 2026 (Sydney time), the Company successfully completed the Institutional Placement in the amount of approximately A$64.4 million, consisting of the Tranche 1 Placement, which does not require securityholder approval, and the Tranche 2 Placement, which is subject to securityholder approval at a special meeting of the securityholders. The Company also successfully completed the institutional component of the Entitlement Offer (the “Institutional Entitlement Offer”), which raised gross proceeds of A$42.0 million, with a take up of approximately A$8.4 million by eligible institutional securityholders and the remainder of the institutional entitlements being approximately A$33.6 million, including New CDIs not taken up by foreign ineligible securityholders, placed to eligible institutional and sophisticated investors as part of the bookbuild.

The Tranche 1 Placement and the Institutional Entitlement Offer is expected to settle on Thursday, 11 June 2026 (Sydney time). The Tranche 2 Placement, which is subject to securityholder approval at a meeting of the securityholders, is expected to settle in August 2026. The portion of the Entitlement Offer allocated for eligible retail securityholders with a registered address in Australia or New Zealand as of the record date of 7:00pm (Sydney time) on Friday, 5 June 2026 (the “Retail Entitlement Offer”), will raise a further A$43.6 million and will open on Thursday, 11 June 2026 (Sydney time).

The offer price per New CDI was A$0.38, which represents (i) a 19.1% discount to the last closing price of the Company’s CDIs on 3 June 2026 (Sydney time) being A$0.47, (ii) a 15.6% discount to the 5-day VWAP up to 3 June 2026 (Sydney time) being A$0.450, and (iii) a 11.2% discount to the theoretical ex-rights price of A$0.428 per CDI.

Canaccord Genuity (Australia) Limited, E&P Capital Limited and Morgans Corporate Limited acted as joint underwriters, joint lead managers and joint book runners for the Institutional Placement and Entitlement Offer.

The Underwriting Agreement contains customary representations, warranties, and covenants by the parties, including certain indemnification obligations. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties and are subject to limitations agreed upon in it. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Institutional Placement and Entitlement Offer and not to provide investors with any other factual information regarding the Company or its business and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference in its entirety.

Item 3.02	Recent Sales of Unregistered Securities

To the extent required by Item 3.02 of Form 8-K, the information regarding the New CDIs and common stock sold in the Placement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The securities issued and sold in the Placement were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Regulation S promulgated under the Securities Act, as transactions by an issuer in an offering made outside the United States. Appropriate legends or notices were affixed to the securities issued in reliance on Regulation S to ensure compliance with Regulation S restrictions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.1	Underwriting Agreement by and between the Company and the underwriters dated 4 June 2026 (Sydney time)

104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2026	EBR SYSTEMS, INC.

	By:	/s/ John McCutcheon
	Name:	John McCutcheon
	Title:	Chief Executive Officer